Exhibit 4.1
SUPPLEMENTAL INDENTURE
     THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 18, 2006, between Dobson Cellular Systems of Alaska, LLC, an Oklahoma limited liability company (the “New Subsidiary”) and Bank of Oklahoma, National Association (the “Trustee”), supplements the First Lien Indenture referred to below, among Dobson Cellular Systems, Inc. (the “Company”), Dobson Communications Corporation, Dobson Operating Co., LLC, the Initial Subsidiary Guarantors named therein and the Trustee. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Indenture.
RECITALS
     WHEREAS, the Company, as issuer (the “Notes Issuer”), certain of the Notes Issuer’s affiliates (other than the Additional Grantor), and the Trustee have entered into an Indenture, dated as of November 8, 2004, as supplemented by the Supplemental Indenture dated as of May 23 2006 (as so supplemented, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Indenture”) which provides for the issuance of 8-3/8% Fixed Rate Notes due 2011 and 8-3/8 % Series B Fixed Rate Notes due 2011 (collectively, the “First Lien Notes”);
     WHEREAS, Section 4.10 of the Indenture requires the Notes Issuer to cause each Domestic Restricted Subsidiaries created or acquired after the Issue Date to become a party to the Indenture by executing and delivering a Supplemental Indenture providing for a Note Guarantee; and
     WHEREAS, the Company has recently formed the New Subsidiary;
     WHEREAS, the New Subsidiary has agreed to execute and deliver this Supplemental Indenture in order to become a party to the Indenture;
     NOW, THEREFORE, IT IS AGREED:
     1. Note Guarantee. By executing and delivering this Supplemental Indenture, the New Subsidiary hereby becomes a party to the Indenture as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder and hereby, subject to the terms of Article 11 of the Indenture, fully and unconditionally guarantees to each Holder of a Note and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in the case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
     2. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
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     IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

DOBSON CELLULAR SYSTEMS OF ALASKA, LLC By: Dobson Cellular Systems, Inc., its Manager and Sole Member
By:	/s/ Ronald L. Ripley
	Name:	Ronald L. Ripley
	Title:	Vice President

THE BANK OF OKLAHOMA, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Rachel Redd-Singleton
	Name:	Rachel Redd-Singleton
	Title:	Vice President and Trust Officer